EXHIBIT 10.5



      THIS AGREEMENT, made and entered into this 28th day of February, 1983, by and between The Coca-Cola Company, a Delaware corporation (the "Company"), and Roberto C. Goizueta of Atlanta,
Georgia ("Mr. Goizueta"):

     WHEREAS, for many years during which he held various executive positions with the Company and its wholly-owned subsidiary, The Coca-Cola Export Corporation, Mr. Goizueta,
Chairman of the Board and Chief Executive Officer of the Company, demonstrated superior qualities of leadership and exceptional talents for management; and

     WHEREAS, it is deemed to be in the best interest of the Company and of its stockholders, insofar as may be possible, to provide for the uninterrupted availability of Mr. Goizueta as an executive officer of the Company and, after his retirement, to have the advantage of his services in a consulting and advisory capacity; and

     WHEREAS, the Company desires insofar as practicable to insure the permanent association of Mr. Goizueta with the Company, and Mr. Goizueta is agreeable to remaining affiliated with the Company so long as he may be active in business; and

     WHEREAS, the Company and Mr. Goizueta previously entered into a deferred compensation agreement dated January 14, 1981
(the "1981 Agreement"); and

     WHEREAS, the Company and Mr. Goizueta desire to amend and clarify the 1981 Agreement; and

     WHEREAS, the Company and Mr. Goizueta desire to enter into a new deferred compensation agreement effective March 1, 1983;

     NOW, THEREFORE, in order to effectuate their mutual desires, purposes and intentions, the parties do hereby agree as follows:

     1. 1981 Deferred Account. Effective March 1, 1983, the Company will cease crediting Five Thousand Dollars ($5,000) per month to a deferred account pursuant to the 1981 Agreement. The total of all amounts credited as of March 1, 1983 to the deferred account established pursuant to the 1981 Agreement is hereby referred to as the "1981 Deferred Account." From and after March 1, 1983, the 1981 Deferred Account will be subject to the following terms and conditions:

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          (a)  Beginning March 31, 1983 and at the end of every
calendar quarter thereafter (and, upon Mr. Goizueta's death or disability, upon payment in accordance with subparagraph 1(b) hereof) so long as there is a balance in the 1981 Deferred Account, the Company will credit to the 1981 Deferred Account an additional amount equal to (i) the average daily balance of the 1981 Deferred Account during such calendar quarter (or, in the event of payment under subparagraph 1(b) hereof, the average daily balance of the 1981 Deferred Account during the period commencing on the first day of the calendar quarter during which such payment is made and ending on the date of such payment) times (ii) a percentage rate equal to the prime rate at the beginning of the calendar quarter with respect to which the calculation is being made as set by Trust Company Bank, Atlanta, Georgia times (iii) a fraction, the numerator of which is the number of days which have elapsed since the end of the immediately preceding calendar quarter and the denominator of which is 365.

          (b) Within sixty (60) days of Mr. Goizueta's death or disability (within the meaning of Section 105(d)(4) of the Internal Revenue Code of 1954, as amended (the "Code"), the entire amount of the 1981 Deferred Account, including additional amounts credited thereto in accordance with subparagraph 1(a) hereof, will be paid to Mr. Goizueta or to such other person or persons as shall have been designated pursuant to paragraph 5 of this Agreement.

     2. 1983 Deferred Account. Effective the last day of March 1983 and on the last day of each succeeding month prior to Mr. Goizueta's death or disability, within the meaning of
Section 105(d)(4) of the Code, or termination of his employment with the Company or any of its subsidiaries, the Company will credit Eight Thousand Three Hundred and Thirty-Three Dollars ($8,333) to a deferred account for Mr. Goizueta on the books of the Company (the "1983 Deferred Account"). In addition and so long as there is a balance in the 1983 Deferred Account, the Company will, at the end of each calendar quarter (or, upon Mr. Goizueta's death or disability, upon payment in accordance with subparagraph 3(a) hereof), credit to the 1983 Deferred Account an additional amount equal to (i) the average daily balance of the 1983 Deferred Account during such calendar quarter, (or, in the event of payment under subparagraph 3(a) hereof, the average daily balance of the 1983 Deferred Account during the period commencing on the first day of the calendar quarter during which such payment is made and ending on the date of such payment) times (ii) a percentage rate equal to the prime rate at the beginning of the calendar quarter with respect to which the calculation is being made as set by Trust Company Bank, Atlanta, Georgia, times (iii) a fraction, the numerator of which is the number of days which have elapsed since the end of the immediately preceding calendar quarter and the denominator of which is 365.

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     3.   Payments

          (a) Within sixty (60) days of Mr. Goizueta's death or disability (within the meaning of Section 105(d)(4) of the Code, the entire amount of the 1983 Deferred Account, including additional amounts credited thereto in accordance with subparagraph 2(a) hereof, will be paid to Mr. Goizueta or to such other person or persons as shall have been designated pursuant to paragraph 5 hereof.

          (b) Unless otherwise payable or paid in accordance with subparagraph 3(a) hereof, the entire balance of the 1983 Deferred Account as of December 31, 1985, including additional amounts credited thereto through such date in accordance with subparagraph 2(a) hereof, shall be paid to Mr. Goizueta on January 2, 1986.

          (c) In the event that the 1981 Deferred Account has not previously been paid in accordance with subparagraph 1(b) hereof, and in the event and to the extent that the 1983 Deferred Account has not previously been paid in accordance with subparagraphs 3(a) or 3(b) hereof, commencing on the first day of the month following the month in which Mr. Goizueta's employment with the Company or any of its subsidiaries terminates, and annually thereafter, the Company will pay to Mr. Goizueta a fraction of the balance in the 1981 Deferred Account and the 1983 Deferred Account as follows:

     First Payment            1/10 of Deferred Account
     Second Payment           1/9 of Deferred Account
     Third Payment            1/8 of Deferred Account
     Fourth Payment           1/7 of Deferred Account
     Fifth Payment            1/6 of Deferred Account
     Sixth Payment            1/5 of Deferred Account
     Seventh Payment          1/4 of Deferred Account
     Eighth Payment           1/3 of Deferred Account
     Ninth Payment            1/2 of Deferred Account
     Tenth Payment            Balance of Deferred Account

          (d) The payments under subparagraphs 1(b), 3(a), 3(b) and 3(c) hereof shall be made or continued notwithstanding the alleged or actual breach of this Agreement by Mr. Goizueta. It is understood, however, that the Company does not waive its right to damages and/or other relief for any breach of this Agreement by Mr. Goizueta.

     4. Advisory Services. Mr. Goizueta shall make himself available to the Company and its subsidiaries and/or its or

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their officers during the period he is receiving payments
pursuant to paragraph 3(c) hereof, on a reasonable basis as to time, in an advisory and consultant capacity during his good health.

     5. Designation of Beneficiary. Any and all payments which may fall due hereunder after the death of Mr. Goizueta shall be paid to such person or persons as shall have been designated in writing by Mr. Goizueta prior to the time of his death, provided that such designation has been filed with the office of Secretary of the Company. In the event Mr. Goizueta should fail to make such designation, then any and all such payments shall be made to the personal representative of Mr. Goizueta's estate. The receipt of any person who has furnished the Company with evidence of his or her authority to receive payments under this paragraph shall be a full and complete release to the Company of all obligations in respect to such payments.

     6. Assignment. The right of Mr. Goizueta or any other person to the payment of benefits under this Agreement shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution. Neither Mr. Goizueta nor his estate shall under any circumstances have any option or right to require payments hereunder otherwise than in accordance with the terms hereof and after the terms and conditions herein expressed have been met.

     7. Other Compensation. Any amounts payable under this Agreement are in addition to, and not in lieu of, any other compensation or employee benefit that Mr. Goizueta may receive from the Company.

     8. Covenant. Mr. Goizueta will not, without the written authorization of the Company, at any time, disclose to or use for the benefit of any person, corporation or other entity, any files, trade secrets, or other confidential information concerning the business, clients, methods, operations, programs, financing or services of the Company or in the possession of the Company. Trade secrets and confidential information shall mean information not generally known to the public that was or is disclosed to Mr. Goizueta or known by him as a consequence of his association with the Company, whether or not pursuant to this Agreement. Mr. Goizueta agrees that, because of the likelihood of irreparable injury to the Company in the event of breach by Mr. Goizueta of this covenant, the Company shall be entitled to injunctive relief in the event of any such breach or alleged breach.

     9. Segregation of Assets. The establishment of the 1983 Deferred Account on the books of the Company and the maintenance of the 1981 Deferred Account and the 1983 Deferred

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Account in accordance with the provisions of this Agreement shall not require the Company to set aside or segregate any of its assets, and Mr. Goizueta's position shall be that of a general creditor.

     10. Waiver. All waivers must be in writing, and the waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

     11. Severability. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such terms, covenants and conditions to persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     12. Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Georgia.

     IN WITNESS WHEREOF, the Company has hereunto caused this Agreement to be executed and sealed by its duly authorized officer, and Mr. Goizueta has hereunto set his hand and seal, all being done in duplicate originals with one original being delivered to each party on the day and year first above written.

                           THE COCA-COLA COMPANY

                           By: /s/ A. GARTH HAMBY
                           Title: Executive Vice President
Attest:

/s/ RICHARD D. FORD
Secretary
(Corporate Seal)


                           /s/ ROBERTO C. GOIZUETA(SEAL)
                               ROBERTO C. GOIZUETA